                       AMENDED AND RESTATED LOAN AGREEMENT

                                     BETWEEN

                   ATLAS HOTELS, INC., A DELAWARE CORPORATION,

                                   AS BORROWER


                                       AND

                           PRICE ENTERPRISES, INC., A
                             DELAWARE  CORPORATION,

                                    AS LENDER


                                 MARCH 31, 1995

                                TABLE OF CONTENTS
                                -----------------


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                                                                            ----


RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 1   DEFINITIONS, ACCOUNTING TERMS AND EXHIBITS  . . . . . . . . . .    3
     1.1    Definitions of Terms  . . . . . . . . . . . . . . . . . . . . .    3
            1.1.1    Additional Advance . . . . . . . . . . . . . . . . . .    3
            1.1.2    Aetna  . . . . . . . . . . . . . . . . . . . . . . . .    3
            1.1.3    Aetna Deed of Trust  . . . . . . . . . . . . . . . . .    3
            1.1.4    Affiliate  . . . . . . . . . . . . . . . . . . . . . .    3
            1.1.5    Agreement  . . . . . . . . . . . . . . . . . . . . . .    3
            1.1.6    Amended Security Agreement . . . . . . . . . . . . . .    4
            1.1.7    Annual Operating Budget  . . . . . . . . . . . . . . .    4
            1.1.8    Assignment of Contracts  . . . . . . . . . . . . . . .    4
            1.1.10   Borrower . . . . . . . . . . . . . . . . . . . . . . .    4
            1.1.11   Borrower's Fiscal Year or Fiscal Year of Borrower  . .    4
            1.1.12   Business Day . . . . . . . . . . . . . . . . . . . . .    4
            1.1.13   Cannery Row  . . . . . . . . . . . . . . . . . . . . .    4
            1.1.14   Cannery Row Letter of Credit . . . . . . . . . . . . .    4
            1.1.15   Cannery Row Letter of Credit Agreement . . . . . . . .    4
            1.1.16   Cannery Row Payment  . . . . . . . . . . . . . . . . .    4
            1.1.17   Cannery Row Settlement . . . . . . . . . . . . . . . .    5
            1.1.18   Capital Repair Schedule  . . . . . . . . . . . . . . .    5
            1.1.19   Capital Reserve Agreement  . . . . . . . . . . . . . .    5
            1.1.20   Capital Reserve Amount . . . . . . . . . . . . . . . .    5
            1.1.21   Collateral . . . . . . . . . . . . . . . . . . . . . .    5
            1.1.22   Contingent Liabilities . . . . . . . . . . . . . . . .    5
            1.1.23   Debt . . . . . . . . . . . . . . . . . . . . . . . . .    5
            1.1.24   Deed of Trust  . . . . . . . . . . . . . . . . . . . .    6
            1.1.25   Default  . . . . . . . . . . . . . . . . . . . . . . .    6
            1.1.26   Dollars  . . . . . . . . . . . . . . . . . . . . . . .    6
            1.1.27   Effective Date . . . . . . . . . . . . . . . . . . . .    6
            1.1.28   Environmental Indemnity  . . . . . . . . . . . . . . .    6
            1.1.29   ERISA  . . . . . . . . . . . . . . . . . . . . . . . .    6
            1.1.30   Events of Default  . . . . . . . . . . . . . . . . . .    6
            1.1.31   Financing Statement  . . . . . . . . . . . . . . . . .    6
            1.1.32   Fixed Assets . . . . . . . . . . . . . . . . . . . . .    6
            1.1.33   Gross Income From Operations . . . . . . . . . . . . .    6
            1.1.34   Guarantors . . . . . . . . . . . . . . . . . . . . . .    7
            1.1.35   Guaranty . . . . . . . . . . . . . . . . . . . . . . .    7
            1.1.36   Hotel  . . . . . . . . . . . . . . . . . . . . . . . .    7
            1.1.37   Indebtedness . . . . . . . . . . . . . . . . . . . . .    7
            1.1.38   Index Rate . . . . . . . . . . . . . . . . . . . . . .    7
            1.1.39   Law(s) . . . . . . . . . . . . . . . . . . . . . . . .    7
            1.1.40   Lien . . . . . . . . . . . . . . . . . . . . . . . . .    7
            1.1.41   Loan . . . . . . . . . . . . . . . . . . . . . . . . .    8
            1.1.42   Loan Rate  . . . . . . . . . . . . . . . . . . . . . .    8


                                       (i)

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                                TABLE OF CONTENTS
                                -----------------
                                   (Continued)


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                                                                            ----


            1.1.43   Loan Documents . . . . . . . . . . . . . . . . . . . .    8
            1.1.44   Note . . . . . . . . . . . . . . . . . . . . . . . . .    8
            1.1.45   Obligations  . . . . . . . . . . . . . . . . . . . . .    8
            1.1.46   Palmilla Hotel . . . . . . . . . . . . . . . . . . . .    8
            1.1.47   Palmilla Lots  . . . . . . . . . . . . . . . . . . . .    8
            1.1.48   Palmilla Pledge Agreement  . . . . . . . . . . . . . .    8
            1.1.49   Palmilla Pledged Documents . . . . . . . . . . . . . .    9
            1.1.50   Per Annum  . . . . . . . . . . . . . . . . . . . . . .    9
            1.1.51   Person . . . . . . . . . . . . . . . . . . . . . . . .    9
            1.1.52   Personal Property Collateral . . . . . . . . . . . . .    9
            1.1.53   Price  . . . . . . . . . . . . . . . . . . . . . . . .    9
            1.1.54   Price Loan . . . . . . . . . . . . . . . . . . . . . .    9
            1.1.55   Price Loan Documents . . . . . . . . . . . . . . . . .    9
            1.1.56   Principal Payment Amount . . . . . . . . . . . . . . .    9
            1.1.57   Projected Operating Budget . . . . . . . . . . . . . .   10
            1.1.58   Ranch Property . . . . . . . . . . . . . . . . . . . .   10
            1.1.59   Real Property  . . . . . . . . . . . . . . . . . . . .   10
            1.1.60   Real Property Collateral . . . . . . . . . . . . . . .   10
            1.1.61   Real Property Tax Amount . . . . . . . . . . . . . . .   10
            1.1.62   Responsible Official . . . . . . . . . . . . . . . . .   10
            1.1.63   Special Capital Reserve  . . . . . . . . . . . . . . .   10
            1.1.64   SunBurst Property  . . . . . . . . . . . . . . . . . .   10
            1.1.65   Title Insurer  . . . . . . . . . . . . . . . . . . . .   11
            1.1.66   T&C, Inc.  . . . . . . . . . . . . . . . . . . . . . .   11
            1.1.67   T&C, Inc. Documents  . . . . . . . . . . . . . . . . .   11
            1.1.68   T&C, Inc. Guaranty . . . . . . . . . . . . . . . . . .   11
            1.1.69   T&C, Inc. Lease  . . . . . . . . . . . . . . . . . . .   11
            1.1.70   T&C, Inc. Management Agreement . . . . . . . . . . . .   11
            1.1.71   T&C, Inc. Security Agreement . . . . . . . . . . . . .   11
            1.1.72   Wells Fargo Settlement . . . . . . . . . . . . . . . .   11
     1.2    Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . .   11
     1.3    Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . .   12
     1.4    Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE 2   CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . .   12
     2.1    Approval of Lender's Counsel and Boards of Directors  . . . . .   12
     2.2    Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     2.3    Documentation . . . . . . . . . . . . . . . . . . . . . . . . .   12
            2.3.1    Loan Documents . . . . . . . . . . . . . . . . . . . .   12
            2.3.2    T&C, Inc. Documents  . . . . . . . . . . . . . . . . .   12
            2.3.3    Title Insurance  . . . . . . . . . . . . . . . . . . .   12
            2.3.4    Opinion of Counsel . . . . . . . . . . . . . . . . . .   13
            2.3.5    Financial Statements . . . . . . . . . . . . . . . . .   13
            2.3.6    Authorization  . . . . . . . . . . . . . . . . . . . .   13
            2.3.7    Officer's Certificate  . . . . . . . . . . . . . . . .   13


                                      (ii)

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                                TABLE OF CONTENTS
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                                   (Continued)


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            2.3.8    Articles of Incorporation  . . . . . . . . . . . . . .   13
            2.3.9    Good Standing Certificates . . . . . . . . . . . . . .   13
            2.3.10   Insurance  . . . . . . . . . . . . . . . . . . . . . .   13
            2.3.11   Global Hospitality Agreement.  . . . . . . . . . . . .   14
            2.3.12   Letter of Credit Agreement.  . . . . . . . . . . . . .   14
            2.3.13   Other Documents  . . . . . . . . . . . . . . . . . . .   14
     2.4    Payment of Costs  . . . . . . . . . . . . . . . . . . . . . . .   14
     2.5    Concurrent Closing of Price Loan  . . . . . . . . . . . . . . .   14
     2.6    Cannery Row . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.7    Wells Fargo Settlement  . . . . . . . . . . . . . . . . . . . .   14

ARTICLE 3   THE LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     3.1    Restatement of Original Loan  . . . . . . . . . . . . . . . . .   15
     3.2    Additional Advance  . . . . . . . . . . . . . . . . . . . . . .   15
     3.3    Payment of Loan . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 4   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .   17
     4.1    Punctual Payments . . . . . . . . . . . . . . . . . . . . . . .   17
     4.2    Accounting Records  . . . . . . . . . . . . . . . . . . . . . .   17
     4.3    Financial Statements  . . . . . . . . . . . . . . . . . . . . .   18
     4.4    Existence, Compliance With Law  . . . . . . . . . . . . . . . .   19
     4.5    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     4.6    Operations and Maintenance of Hotel . . . . . . . . . . . . . .   20
     4.7    Taxes and Other Liabilities . . . . . . . . . . . . . . . . . .   20
     4.8    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     4.9    Financial Condition . . . . . . . . . . . . . . . . . . . . . .   21
     4.10   Discharge of Judgment . . . . . . . . . . . . . . . . . . . . .   21
     4.11   Notice to Lender  . . . . . . . . . . . . . . . . . . . . . . .   21
     4.12   Compliance With Agreements, Duties and Obligations  . . . . . .   21
     4.13   The Ranch . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     4.14   Cannery Row Settlement  . . . . . . . . . . . . . . . . . . . .   22
     4.15   Sale of Palmilla Lots and Additional Palmilla Security  . . . .   22

ARTICLE 5   NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . .   22
     5.1    Capital Expenditures  . . . . . . . . . . . . . . . . . . . . .   23
     5.2    Lease Expenditures  . . . . . . . . . . . . . . . . . . . . . .   23
     5.3    Other Indebtedness  . . . . . . . . . . . . . . . . . . . . . .   23
     5.4    Merger; Consolidation; Transfer of Assets . . . . . . . . . . .   23
     5.5    Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     5.6    Loans, Advances, Investments  . . . . . . . . . . . . . . . . .   23
     5.7    Dividends, Distributions  . . . . . . . . . . . . . . . . . . .   24
     5.8    Salaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24


                                      (iii)

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                                TABLE OF CONTENTS
                                -----------------
                                   (Continued)


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ARTICLE 6   REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .   24
     6.1    Legal Status  . . . . . . . . . . . . . . . . . . . . . . . . .   24
     6.2    No Violation  . . . . . . . . . . . . . . . . . . . . . . . . .   25
     6.3    Authorization and Validity  . . . . . . . . . . . . . . . . . .   25
     6.4    Contingent Liabilities  . . . . . . . . . . . . . . . . . . . .   25
     6.5    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     6.6    Correctness of Financial Statements . . . . . . . . . . . . . .   25
     6.7    Income Tax Returns  . . . . . . . . . . . . . . . . . . . . . .   26
     6.8    No Subordination  . . . . . . . . . . . . . . . . . . . . . . .   26
     6.9    Permits, Franchises . . . . . . . . . . . . . . . . . . . . . .   26
     6.10   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     6.11   Other Obligations . . . . . . . . . . . . . . . . . . . . . . .   26
     6.12   Compliance With Laws  . . . . . . . . . . . . . . . . . . . . .   26
     6.13   Title to Property . . . . . . . . . . . . . . . . . . . . . . .   27
     6.14   Other Conditions  . . . . . . . . . . . . . . . . . . . . . . .   27
     6.15   Survival of Warranties and Representations  . . . . . . . . . .   27

ARTICLE 7   EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . .   27
     7.1    Events of Default . . . . . . . . . . . . . . . . . . . . . . .   27
     7.2    Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE 8   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .   30
     8.1    Release of Claims . . . . . . . . . . . . . . . . . . . . . . .   30
     8.2    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     8.3    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     8.4    Costs, Expenses and Attorneys' Fees . . . . . . . . . . . . . .   32
     8.5    Successors and Assignment . . . . . . . . . . . . . . . . . . .   33
     8.6    Entire Agreement; Amendment . . . . . . . . . . . . . . . . . .   33
     8.7    Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.8    Severability of Provisions  . . . . . . . . . . . . . . . . . .   33
     8.9    California Law Applicable . . . . . . . . . . . . . . . . . . .   33
     8.10   Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . .   33
     8.11   Venue; Inconvenient Forum . . . . . . . . . . . . . . . . . . .   34
     8.12   Survival of Representations; Covenants  . . . . . . . . . . . .   34
     8.13   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     8.14   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .   34
     8.15   Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     8.16   WAIVERS BY BORROWER . . . . . . . . . . . . . . . . . . . . . .   34


                                      (iv)

                                    EXHIBITS


Exhibit "A" . . . . . . . . . . . . . . . . . . . . . .  Annual Operating Budget

Exhibit "B" . . . . . . . . . . . . . . . Cannery Row Letter of Credit Agreement

Exhibit "C" . . . . . . . . . . . . . . . . . . . . . .  Capital Repair Schedule

Exhibit "D" . . . . . . . . . . . . . . . . . .  Contingent Liabilities Schedule

Exhibit "E" . . . . . . . . . . . . . . . . . . . . . . . . . . . Loan Documents

Exhibit "F" . . . . . . . . . . . . . . . . . . . . . Projected Operating Budget

Exhibit "G" . . . . . . . . . . . . . .  Legal Description of the Ranch Property

Exhibit "H" . . . . . . . . . . . . . . . . . Legal Description of Real Property

Exhibit "I" . . . . . . . . . . . . . Legal Description of the SunBurst Property

Exhibit "J" . . . . . . . . . . . . . . . . . . Palmilla Hotel Legal Description

Exhibit "K" . . . . . . . . . . . . . . . . . .  Palmilla Lots Legal Description


                                       (v)

                       AMENDED AND RESTATED LOAN AGREEMENT


     THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of this 31st day of March, 1995, between ATLAS HOTELS, INC., a Delaware corporation ("Borrower"), and PRICE ENTERPRISES, INC., a Delaware corporation ("Lender"), with reference to the facts set forth below.


                                    RECITALS

     A. Borrower and Wells Fargo Bank, N.A., a National Banking Association ("Wells Fargo") entered into that certain Credit Agreement dated May 8, 1990, as modified by that certain First Amendment to Credit Agreement dated September 30, 1991 and that certain Second Amendment to Credit Agreement dated September 30, 1991 (collectively, the "Original Loan Agreement"). Pursuant to the Original Loan Agreement, Wells Fargo made available to Borrower a revolving line of credit in the principal amount of Forty-One Million Dollars ($41,000,000) ("Original Loan").

     B. The Original Loan was evidenced by that certain Note dated May 8, 1990 ("Original Note"), and was secured by (i) that certain Deed of Trust With Assignment of Rents and Fixture Filing dated March 15, 1988 and recorded on April 5, 1988 as File No. 88-155874 in the Official Records of San Diego County, California, as modified by that certain Amendment to Deed of Trust with Assignment of Rents and Fixture Filing recorded on January 4, 1989 as File No. 89-004177 in the Official Records of San Diego County, and as further modified by that certain Modification of Deed of Trust With Assignment of Rents and Fixture Filing recorded on May 8, 1990 as File No. 90-251157 in the Official Records of San Diego County and (ii) that certain Deed of Trust With Assignment of Rents and Fixture Filing dated March 15, 1988 and recorded on April 5, 1988 as File No. 88-155875 in the Official Records of San Diego County, California, as modified by that certain Amendment to Deed of Trust With Assignment of Rents and Fixture Filing recorded on January 4, 1989 as File No. 89-004178 in the Official Records of the San Diego County Recorder (collectively, the "Original Deed of Trust"). Certain obligations with respect to the Original Loan were guarantied by The Price Company, a California corporation ("TPC") pursuant to that certain Continuing Guaranty dated May 8, 1990 ("Original Guaranty"). The Original Loan Agreement, the Original Note, and the Original Deed of Trust, and all other documents and agreements executed by Borrower in favor of Wells Fargo with respect to the Original Loan are sometimes collectively referred to herein as the "Original Loan Documents."

     C. In connection with TPC's execution of the Original Guaranty, TPC and Borrower executed that certain Agreement to Execute Guaranty and Security Agreement dated May 8, 1990 ("Agreement to Execute Guaranty") and that certain Option Agreement dated May 8, 1990 ("Option Agreement"), both of which were secured by that certain Deed of Trust With Assignment of Rents, Security Agreement and Fixture Filing dated May 8, 1990, and recorded on May 8, 1990 as Instrument No. 90-251160 in the Official Records of San Diego County Recorder ("TPC Deed of Trust"). A Short Form of Option Agreement dated May 8, 1990 was recorded on May 8, 1990 as Instrument No. 90-251159 in the Official Records of the San Diego County Recorder ("Short Form of Option"). The Agreement to Execute Guaranty, Option Agreement, TPC Deed of Trust and Short Form of Option are sometimes referred to herein as the "Original Guaranty Loan Documents."

     D. Pursuant to the terms and conditions of that certain Purchase Agreement by and between TPC and Wells Fargo dated August 23, 1993, TPC acquired the rights and interests of Wells Fargo with respect to, in and under the Original Loan Documents, which purchase became effective on October 18, 1993.
As of such effective date, TPC succeeded to the rights of Wells Fargo under the Loan Documents.

     E. The current balance of the Original Note is Forty-One Million Dollars ($41,000,000).

     F. At the time of TPC's acquisition of the Original Loan and Original Loan Documents, certain continuing defaults by Borrower existed under the Original Loan Documents, as described in that certain Estoppel Certificate and Agreement dated October 15, 1993 executed by Borrower in favor of TPC ("Estoppel Certificate"). Borrower has represented to Lender that all of the defaults set forth in the Estoppel Certificate have been cured.

     G. TPC has assigned all of its right, title and interest under the Original Loan Documents and the Original Guaranty Loan Documents to Lender, effective as of August 29, 1994.

     H. Borrower and Lender have agreed to restructure the terms and conditions of the Original Loan and to amend and restate the Original Loan Documents as provided in this Agreement and the other Loan Documents (as defined below).

     NOW, THEREFORE, in consideration of these premises, the agreements of the parties set forth herein, and other valuable consideration, the receipt and sufficiency is hereby acknowledged, Lender and Borrower hereby agree as set forth below.

                                    ARTICLE 1

                   DEFINITIONS, ACCOUNTING TERMS AND EXHIBITS
                   ------------------------------------------

     1.1 DEFINITIONS OF TERMS. As used in this Agreement, the following terms shall have the meanings set forth below.

            1.1.1 ADDITIONAL ADVANCE. The term "Additional Advance," as used herein, shall mean an amount equal to up to Four Million One Hundred Thousand and No/100 Dollars ($4,100,000) to be advanced by Lender to Borrower and applied as set forth in this Agreement, and evidenced by the Note.

            1.1.2    AETNA.  The term "Aetna" means Aetna Life Insurance
Company.

            1.1.3 AETNA DEED OF TRUST. The term "Aetna Deed of Trust" means that certain deed of trust on the Real Property on March 4, 1976 as File No. 76-064383 in the Official Records of the San Diego County Recorder securing a promissory note in the original principal balance of Nine Million Nine Hundred Seventy-Five Thousand Dollars ($9,975,000.00) dated August 8, 1975, in favor of Aetna.

            1.1.4 AFFILIATE. The term "Affiliate" means any other person, who directly or indirectly, controls, or is controlled by or under common control of Borrower immediately prior to and immediately after such transaction; and as used in this definition "control" and "controlled by" and "under common control" mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) provided that, in any event (i) any person that owns directly or indirectly, 50% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation (other than securities having such power only by reason of a happening of a contingency) will be deemed to control such corporation; (ii) any person who is a general partner or an Affiliate of such partnership will be deemed to control such partnership, and (iii) any person who owns or controls 50% or more of either the voting power as to any matters on which owners are permitted to vote or of the value of the ownership interests of any other person (including a corporation or partnership), will be deemed to control such other person).

            1.1.5 AGREEMENT. The term "Agreement" means this Amended and Restated Loan Agreement, either as originally executed or as the same may from time to time be supplemented, modified, amended or extended by mutual agreement of Lender and Borrower.

            1.1.6 AMENDED SECURITY AGREEMENT. The term "Amended Security Agreement" means the Amended and Restated Security Agreement of even date herewith to be executed by Borrower in favor of Lender and delivered as provided herein.

            1.1.7 ANNUAL OPERATING BUDGET. The term "Annual Operating Budget" means that certain budget relating to Borrower's business and operations for Borrower's Fiscal Year for 1995, attached hereto as EXHIBIT "A", as the same may be approved by Lender each succeeding Fiscal Year of Borrower during the term of the Loan, as provided herein.

            1.1.8 ASSIGNMENT OF CONTRACTS. The term "Assignment of Contracts" means the Assignment of Contracts to be executed by Borrower in favor of Lender and delivered as provided herein, either as originally executed or as the same may be supplemented, modified, or extended by mutual agreement of Borrower and Lender.

            1.1.9 BANKRUPTCY CODE. The term "Bankruptcy Code" means Title 11 of the United States Code, as it may from time to time be supplemented, modified, amended or recodified.

            1.1.10 BORROWER. The term "Borrower" means Atlas Hotels, Inc., a Delaware corporation.

            1.1.11 BORROWER'S FISCAL YEAR OR FISCAL YEAR OF BORROWER. The terms "Borrower's Fiscal Year" or "Fiscal Year of Borrower" mean the period commencing on October 1 and ending on September 30 of the following year.

            1.1.12 BUSINESS DAY. The term "Business Day" means any day except a Saturday, Sunday and any day specified as a holiday by Federal or California statute or regulation.

            1.1.13 CANNERY ROW. The term "Cannery Row" means the Cannery Row Company, a California limited partnership.

            1.1.14 CANNERY ROW LETTER OF CREDIT. The term "Cannery Row Letter of Credit" means the letter of credit in the amount of Five Hundred Thousand Dollars ($500,000) in the form attached to the Cannery Row Letter of Credit Agreement that may be posted by Lender as provided herein with respect to certain obligations of Borrower under the Cannery Row Settlement.

            1.1.15 CANNERY ROW LETTER OF CREDIT AGREEMENT. The term "Cannery Row Letter of Credit Agreement" means that certain Letter of Credit Agreement of even date herewith by and among the parties to the Cannery Row Settlement, Borrower, and Lender, in the form of EXHIBIT "B" attached hereto and incorporated herein.

            1.1.16 CANNERY ROW PAYMENT. The term "Cannery Row Payment" means the total amount payable by Borrower on an annual basis to Cannery Row in connection with the Cannery Row Settlement Agreement, as further provided in this Agreement.

            1.1.17 CANNERY ROW SETTLEMENT. The term "Cannery Row Settlement Agreement" means that certain Settlement Agreement by and among Borrower, C. Terry Brown, Atlas Pacific Equity Development, a California general partnership, Cannery Row, Pacific Equity Development, a Hawaii limited partnership, and Rohr Pacific, Ltd., a Hawaii corporation, effective March 31, 1995 and the documents executed pursuant thereto.

            1.1.18 CAPITAL REPAIR SCHEDULE. The term "Capital Repair Schedule" means that certain schedule of capital repairs to be made to the Hotel by Borrower during Borrower's Fiscal Year for 1995 and the estimated cost and time for completion thereof in the form attached hereto as EXHIBIT "C" and to be submitted by Borrower to Lender for each Fiscal Year of Borrower as provided in
SECTION 4.3 hereof.

            1.1.19 CAPITAL RESERVE AGREEMENT. The term "Capital Reserve Agreement" means the Capital Reserve Agreement to be executed by Borrower and Lender and delivered as provided herein.

            1.1.20 CAPITAL RESERVE AMOUNT. The term "Capital Reserve Amount" means an amount equal to four percent (4%) of Gross Income from Operations, which shall be reserved on a monthly basis by Borrower and applied as provided herein and in the Capital Reserve Agreement.

            1.1.21 COLLATERAL. The term "Collateral" means collectively, all property, real or personal, on or in which the Lender has a Lien or security interest pursuant to any of the Loan Documents.

            1.1.22 CONTINGENT LIABILITIES. The term "Contingent Liabilities" means certain obligations or liabilities of Borrower existing as of the Effective Date that are or have been asserted by a third party to be, or may otherwise in the future become, legally binding on Borrower, and are set forth on the "Contingent Liabilities Schedule" attached hereto as EXHIBIT "D".

            1.1.23 DEBT. The term "Debt" means debt, indebtedness or obligations created, issued, guaranteed (whether directly or indirectly), incurred or assumed (a) for money borrowed or for the deferred purchase price of property or services purchased; (b) under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; or (c) secured by any Lien on property or other assets owned subject to such Lien, whether or not the obligations secured thereby have been assumed.

            1.1.24 DEED OF TRUST. The term "Deed of Trust" means that certain Amended and Restated Deed of Trust, Assignment of Leases and Rents, and Fixture Filing to be executed by Borrower, as trustor, for the benefit of Lender, as beneficiary, and delivered to Lender as provided herein, evidencing the Lien and security interest of Lender on portions of the Collateral, either as originally executed or as the same may be supplemented, modified, amended or extended by mutual agreement of Borrower and Lender.

            1.1.25 DEFAULT. The term "Default" (as defined in ARTICLE 7) means any event that with the giving of notice or the passage of time or both would be an Event of Default as that term is defined in SECTION 7.1 hereof.

            1.1.26 DOLLARS. The term "Dollars" or "$" means United States dollars.

            1.1.27 EFFECTIVE DATE. The term "Effective Date" means the later to occur of the date of this Agreement or the date upon which all of the conditions precedent set forth in ARTICLE 2 hereof are satisfied.

            1.1.28 ENVIRONMENTAL INDEMNITY. The term "Environmental Indemnity" means the Environmental Indemnity Agreement, to be executed and delivered by Borrower and Guarantors as provided herein in favor of Lender, either as originally executed or as the same may be, from time-to-time, supplemented, modified, amended or extended by mutual agreement of Lender and Borrower.

            1.1.29 ERISA. The term "ERISA" means the Employment Retirement Income Security Act of 1974, as amended and as in effect from time to time.

            1.1.30 EVENTS OF DEFAULT. The term "Events of Default" shall have the meaning provided in SECTION 7.1 hereof.

            1.1.31 FINANCING STATEMENT. The term "Financing Statement" means the UCC-1 Financing Statement(s) to be executed by Borrower in favor of Lender and delivered as provided herein, as the same may be extended by Lender.

            1.1.32 FIXED ASSETS. The term "Fixed Assets" shall have the meaning ascribed by generally accepted accounting principles.

            1.1.33 GROSS INCOME FROM OPERATIONS. The term "Gross Income From Operations" shall mean all income, computed on an accrual basis in accordance with generally-accepted accounting practices and principles consistency applied, derived for each full or partial month during Borrower's Fiscal Year until the Loan is paid in full from the ownership and operation of the Hotel from whatever source, including, but not limited, all guest room revenues, all food, beverages, and merchandise sales receipts, all interest income, if any, rent, utility charges, forfeited security deposits, net service fees or charges, license fees, net parking fees, rents, concessions or credit, and any business interruption insurance proceeds, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, and proceeds of casualty insurance and condemnation awards, as reflected in the "Town & Country Hotel" revenue line item of the Annual Operating Budget.

            1.1.34 GUARANTORS. The term "Guarantors" shall mean Charlene Brown and C. Terry Brown.

            1.1.35 GUARANTY. The term "Guaranty" means the Guaranty, executed by Guarantors and delivered as provided herein, guaranteeing repayment and performance of the Debts and Obligations of Borrower owed to Lender under this Agreement as described therein, either as originally executed or as the same may be supplemented, modified, amended, or extended by mutual agreement of Lender and Guarantors.

            1.1.36 HOTEL. The term "Hotel" shall mean that portion of the Collateral commonly known as the Town and Country Hotel.

            1.1.37 INDEBTEDNESS. The term "Indebtedness" means all amounts owing under the Note and the other Loan Documents.

            1.1.38 INDEX RATE. The term "Index Rate" means an interest rate equal to the six (6) month London Interbank Offered Rate ("LIBOR") quoted in the West Coast edition of the WALL STREET JOURNAL on the last Business Day of the immediately preceding calendar month, plus two and 50/100 percent (2.50%) Per Annum, or such other interest rate as may be applicable from time-to-time under the Note.

            1.1.39 LAW(S). The term "Law(s)" means, individually or collectively, as the case may be, all international, foreign, federal, state and local laws, treaties, rules, regulations, ordinances, codes and administrative or judicial precedent.

            1.1.40 LIEN. The term "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind, affecting any property, real or personal, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or the agreement to give any financing statement under the Uniform Commercial Code in any jurisdiction.

            1.1.41 LOAN. The term "Loan" means the loan in the amount of up to Forty-Five Million One Hundred Thousand Dollars ($45,100,000) evidenced by the Note, which is the subject of this Agreement.

            1.1.42 LOAN RATE. The term "Loan Rate" means the rate of the ten percent (10%) Per Annum.

            1.1.43 LOAN DOCUMENTS. The term "Loan Documents" means collectively, the documents listed on EXHIBIT "E" attached hereto and incorporated herein, to be executed and delivered as provided herein, either as originally executed or as the same may from time to time be supplemented, modified, amended or extended by mutual agreement of Borrower and Lender.

            1.1.44 NOTE. The term "Note" means the Amended and Restated Promissory Note Secured by Deed of Trust in the amount of the Loan, to be executed by Borrower in favor of Lender, and delivered to Lender as provided herein, either as originally executed or as the same may from time to time be supplemented, modified, amended or extended by mutual agreement of Lender and Borrower (and any promissory note that may be issued in substitution, renewal, extension or exchange therefor).

            1.1.45 OBLIGATIONS. The term "Obligations" means all present or future obligations of every kind or nature whatsoever of Borrower at any time or from time to time owed to Lender under the Loan Documents whether due or to come due, mature or unmatured, liquidated or unliquidated, or contingent or non-contingent, and includes obligations of performance as well as obligations of payment.

            1.1.46 PALMILLA HOTEL. The term "Palmilla Hotel" means all of the improvements, facilities, and personal property associated with the Punta Palmilla, commonly known as the Hotel Palmilla, together with that certain real property located in San Jose del Cabo, Baja California Sur, Mexico described in EXHIBIT "J", attached hereto and incorporated herein, upon which such improvements and property are located.

            1.1.47 PALMILLA LOTS. The term "Palmilla Lots" means that certain real property located generally between the cities of San Jose del Cabo and Cabo San Lucas in Baja California Sur, Mexico, described in EXHIBIT "K", attached hereto and incorporated herein.

            1.1.48 PALMILLA PLEDGE AGREEMENT. The term "Palmilla Pledge Agreement" means the Pledge Agreement executed by in favor of Lender, and delivered to Lender as provided herein either as originally executed or as the same may from time to time be supplemented, modified, amended or extended by mutual agreement of Lender and Borrower, whereby Borrower shall grant to Lender a security interest in and to the Palmilla Pledged Documents, as provided therein.

            1.1.49 PALMILLA PLEDGED DOCUMENTS. The term "Palmilla Pledged Documents" means (a) that certain Redemption Agreement dated March 15, 1991 among Palmilla Partners by and among Palmilla Partners ("Palmilla"), Donald M. Koll ("Koll"), C. Terry Brown ("Brown") and Borrower; (b) that certain Promissory Note in the face amount of Ten Million Dollars ($10,000,000) dated March 15, 1991 executed by Palmilla in favor of Brown; (c) that certain Assignment of Pre-paid Interest Lots dated March 15, 1991 by and between Palmilla and Brown excluding lots 24, 25 and 27 as described therein; (d) that certain Assignment of Sale Lots dated March 15, 1991 between Palmilla and Brown; and (e) that certain Guaranty dated March 15, 1991 between Palmilla San Jose Inmobiliaria, S.A. de C.V. and Brown, and as more particularly described in the Palmilla Pledge Agreement, to be assigned by Borrower to Lender and delivered to Lender as provided in the Palmilla Pledge Agreement.

            1.1.50 PER ANNUM. The term "Per Annum" means a calculation based on a year having 365 days, for the actual days elapsed.

            1.1.51 PERSON. The term "Person" means any entity, whether an individual, trustee, corporation, partnership, joint stock company, trust, unincorporated organization, bank, business association or firm, joint venture, governmental agency or otherwise.

            1.1.52 PERSONAL PROPERTY COLLATERAL. The term "Personal Property Collateral" means all personal property on which Lender has a Lien or security interest pursuant to any Loan Document.

            1.1.53 PRICE. The term "Price" means Sol Price, Trustee of the Sol and Helen Price Trust created Under Declaration of Trust dated 2/20/70.

            1.1.54 PRICE LOAN. The term "Price Loan" means the loan in the amount of Two Million Dollars ($2,000,000.00) previously made by Price, to be evidenced by the Price Loan Documents.

            1.1.55 PRICE LOAN DOCUMENTS. The term "Price Loan Documents" means documents to be executed by Borrower in favor of Price with respect to the Price Loan concurrently with the execution by Borrower of the Loan Documents.

            1.1.56 PRINCIPAL PAYMENT AMOUNT. The term "Principal Payment Amount" means the actual amount of cash held by Borrower on the last Business Day of each Fiscal Year of Borrower during the term of the Loan calculated as set forth in the Annual Operating Budget, and consisting of the sum of the "Net Cash Surplus (Deficit)" and the "Cash Balance" line items, less the amount of One Million Dollars ($1,000,000) which may be retained by Borrower as working capital, to be paid to Lender as provided herein and in the Note.

            1.1.57 PROJECTED OPERATING BUDGET. The term "Projected Operating Budget" means that certain projected operating and cash flow statement relating to Borrower's business and operations for Borrower's Fiscal Years for 1996 through 1999 attached hereto as EXHIBIT "F".

            1.1.58 RANCH PROPERTY. The term "Ranch Property" means that certain real property described in EXHIBIT "G" attached hereto and all improvements hereon.

            1.1.59 REAL PROPERTY. The term "Real Property" means the real property described in EXHIBIT "H" attached hereto and all improvements thereon.

            1.1.60 REAL PROPERTY COLLATERAL. The term "Real Property Collateral" means all real property, fixtures, improvements, and rents on which Lender has a Lien or security interest pursuant to any Loan Document.

            1.1.61 REAL PROPERTY TAX AMOUNT. The term "Real Property Tax Amount" means the amount of real property taxes against the Real Property by the San Diego Tax Collector and due and payable on a non-delinquent basis during Borrower's Fiscal Year.

            1.1.62 RESPONSIBLE OFFICIAL. The term "Responsible Official" means (a) when used with reference to Borrower, the Chairman of the Board of Directors, the President or the Designated Vice President of Borrower; and (b) when used with reference to any other Person, any officer or general partner or any other responsible official thereof.

            1.1.63 SPECIAL CAPITAL RESERVE. The term "Special Capital Reserve" means the amount of One Million Dollars ($1,000,000) that shall be advanced by Lender to Borrower as provided herein and in the Capital Reserve Agreement and reserved and applied by Borrower as provided herein and in the Capital Reserve Agreement, as the same may be increased by any amount remaining undisbursed from the Aetna Advance as provided in SECTION 3.2 hereof.

            1.1.64 SUNBURST PROPERTY. The term "SunBurst Property" shall mean the combined fee and leasehold interests in that certain real property described in EXHIBIT "I" attached hereto and improvements thereon located in the City of Scottsdale,

Arizona, commonly known as the SunBurst Hotel, owned by Borrower Guarantors, and certain other parties.

            1.1.65 TITLE INSURER. The term "Title Insurer" shall mean Chicago Title Company or such other title insurer acceptable to Lender.

            1.1.66 T&C, INC.. The term "T&C, Inc." shall mean Town and Country Hotel, Inc., a California corporation, a wholly-owned subsidiary of Borrower.

            1.1.67 T&C, INC. DOCUMENTS. The term "T&C, Inc. Documents" means collectively the T&C, Inc. Guaranty, the T&C, Inc. Lease, the T&C, Inc. Management Agreement, and the T&C, Inc. Security Agreement.

            1.1.68 T&C, INC. GUARANTY. The term "T&C, Inc. Guaranty" means that certain Guaranty to be executed by T&C, Inc. and delivered as provided herein, either as originally executed or as the same may from time to time be supplemented, modified, amended, or extended by mutual agreement by T&C, Inc. and Lender.

            1.1.69 T&C, INC. LEASE. The term "T&C, Inc. Lease" means that certain Lease dated April 28, 1994 between Borrower as lessor and T&C, Inc. as lessee, with respect to certain premises described therein.

            1.1.70 T&C, INC. MANAGEMENT AGREEMENT. The term "T&C, Inc. Management Agreement" means that certain Management Agreement dated April 28, 1994 between T&C, Inc. and Borrower.

            1.1.71 T&C, INC. SECURITY AGREEMENT. The term "T&C, Inc. Security Agreement" means that certain Security Agreement executed by T&C, Inc. and delivered as provided herein either as originally executed or as the same may from time to time be supplemented, modified, amended, or extended by mutual agreement of T&C, Inc. and Lender.

            1.1.72 WELLS FARGO SETTLEMENT. The term "Wells Fargo Settlement" means that certain Third Agreement to Credit Agreement dated February 14, 1994 by and between Borrower and Wells Fargo, and acknowledged and agreed to by C. Terry Brown, concerning that certain Credit Agreement dated July 30, 1990, as amended by that certain First Amendment to Credit Agreement dated January 14, 1991 and that certain Second Amendment to Credit Agreement dated September 30, 1991.

     1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

     1.3 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, generally accepted accounting principles applied on a consistent basis.

     1.4 EXHIBITS. All exhibits to this Agreement, either as now existing or as the same may, from time to time, be supplemented, modified, or amended, are incorporated herein by this reference.

                                    ARTICLE 2

                              CONDITIONS PRECEDENT
                              --------------------

     The effectiveness of this Agreement is subject to the fulfillment of the conditions precedent set forth below, to the satisfaction of Lender in its sole discretion, unless another time period is provided for satisfaction, on or before March 31, 1995 (the "Closing Date").

     2.1 APPROVAL OF LENDER'S COUNSEL AND BOARDS OF DIRECTORS. All legal matters incidental to the Loan shall be satisfactory to counsel for Lender. The Boards of Directors of both Lender and Price/Costco, a Delaware corporation, shall have adopted resolutions approving the Loan and the Loan Documents.

     2.2 COMPLIANCE. The representations and warranties contained herein shall be true on and as of the date that this Agreement is executed and the Effective Date, and on each such date, no defaults shall then exist under the Original Loan Documents other than the fact that the Original Note matured and became all due and payable on May 8, 1994, and no Default or Event of Default shall have occurred and be continuing or shall then exist under this Agreement.

     2.3 DOCUMENTATION. Borrower (or other applicable parties) shall have delivered to Lender, in form and substance satisfactory to Lender, duly executed and acknowledged by the parties thereto all of the following documents:

            2.3.1    LOAN DOCUMENTS.  This Agreement and the other Loan
Documents;

            2.3.2 T&C, INC. DOCUMENTS. The T&C, Inc. Guaranty and the T&C, Inc. Security Agreement, and any amendments to the T&C, Inc. Lease and T&C, Inc. Management Agreement required by Lender;

            2.3.3 TITLE INSURANCE. Irrevocable commitments from the Title Insurer to issue an ALTA extended coverage lender's policy of title insurance with coverage in the amount of the Note, insuring that the Deed of Trust is a first priority lien, subject only to the Aetna Deed of Trust and the exceptions consented to by Lender, and such endorsements thereto as may be requested by Lender.

            2.3.4 OPINION OF COUNSEL. An opinion of Borrower's legal counsel in a form requested by Lender with respect to the Loan and the Loan Documents;

            2.3.5 FINANCIAL STATEMENTS. The most recent set of financial statements requested by Lender to be delivered by Borrower under ARTICLE 4 hereof;

            2.3.6 AUTHORIZATION. Certified copies, dated no earlier than five (5) Business Days prior to the Closing Date, of all corporate resolutions, certificates of incumbency, and other documents necessary or appropriate to authorize the borrowings hereunder and the execution, delivery and performance of the Loan Documents and the T&C, Inc. Documents;

            2.3.7 OFFICER'S CERTIFICATE. A certificate, dated no earlier than five (5) Business Days prior to the Closing Date, signed by a Responsible Official of Borrower stating that:

                     (a) Except as disclosed therein in writing and as is approved by Lender (including the matters referred in SECTION 2.6 below), no Default or Event of Default has occurred and is then continuing; and

                     (b) Except as disclosed therein in writing and as is approved by Lender, the representations and warranties contained in ARTICLE 6 of this Agreement are true as of the date of this Certificate;

            2.3.8 ARTICLES OF INCORPORATION. Certified copies, dated no earlier than five (5) Business Days prior to the Closing Date, of the Articles of Incorporation of Borrower and T&C, Inc. certified by the Secretary of State of Delaware and the State of California, respectively;

            2.3.9 GOOD STANDING CERTIFICATES. Good standing certificates (or the equivalent) for Borrower and T&C, Inc. issued by the Secretary of State (or comparable authority) of each jurisdiction in which Borrower does business, dated no earlier than five (5) Business Days prior to the Closing Date;

            2.3.10   INSURANCE.  Written evidence, dated no earlier than five
(5) Business Days prior to the Closing Date, that all insurance policies required under this Agreement and the Deed of Trust have been issued and are in full form and effect;

            2.3.11 GLOBAL HOSPITALITY AGREEMENT. A copy of the executed services agreement between Borrower and Don Stephenson of Global Hospitality described in SECTION 4.3 hereof; and

            2.3.12   LETTER OF CREDIT AGREEMENT.  The Letter of Credit
Agreement.

            2.3.13 OTHER DOCUMENTS. All other documents as Lender, in its sole discretion, deems necessary to perfect its interest in the Collateral, or otherwise to carry out the terms of this Agreement.

     2.4 PAYMENT OF COSTS. Borrower shall have paid all costs associated with or incurred in connection with the Loan, including, but not limited to, all recording fees and costs, escrow fees, title insurance premiums and fees, Lender's attorneys' fees and costs incurred by Lender after August 2, 1994, survey costs, accountant's fees and costs, and all other costs and expenses incurred by Borrower in accordance with the provisions of this Agreement and by Lender in connection with the preparation and closing of this Loan, in excess of the Cost Advance (as defined below).

     2.5 CONCURRENT CLOSING OF PRICE LOAN. All terms and conditions associated with the funding and closing of the Price Loan shall have been satisfied in full so that it can be funded concurrently and closed with the Loan.

     2.6 CANNERY ROW. Borrower shall have delivered to Lender and Lender shall have reviewed and approved of all documentation associated with the Cannery Row Settlement, in Lender's sole discretion, and all conditions to the effectiveness of the Cannery Row Settlement to be performed on the execution of the Cannery Row Settlement shall have been satisfied, and no default shall then exist thereunder.

     2.7 WELLS FARGO SETTLEMENT. Borrower shall have delivered to Lender written confirmation from Wells Fargo that all obligations under the Wells Fargo Settlement to be performed by Borrower have been performed in full, and that upon the sale of the SunBurst Property, a "Release Event" as set forth in Sections 1 and 6 and Annex "B" of that certain Release and Purchase Agreement dated December 13, 1993, executed by and among Borrower, Wells Fargo, and C. Terry Brown has occurred, such that all obligations "Guaranties" (as defined in SECTION 1 thereof), have been released.

In the event that the conditions precedent set forth in this ARTICLE 2 are not satisfied on or before the Closing Date, unless such Closing Date is extended by Lender in its sole discretion, this Agreement shall become null and void, Lender shall not have further obligations hereunder, and the Original Loan Documents shall continue in full force and effect.

                                    ARTICLE 3

                                    THE LOAN

     3.1 RESTATEMENT OF ORIGINAL LOAN. Upon the Effective Date, Borrower acknowledges and agrees that this Agreement and the other Loan Documents constitute a complete restatement of and amendment to the Original Loan Documents and all of Borrower's obligations and indebtedness thereunder. Upon the execution of this Agreement and the other Loan Documents, the delivery thereof to Lender, and the satisfaction by Borrower of all other conditions set forth herein, this Agreement and the other Loan Documents shall replace the Original Loan Documents in their entirety. Notwithstanding the foregoing, nothing herein shall act as a release or termination of that UCC-1 Financing Statement filed on May 9, 1990, as File No. 90118949. In addition to the foregoing, Lender acknowledges and agrees that so long as Lender is not required to perform any obligations under the Original Guaranty, including, but not limited to, making any payments thereunder, from and after the Effective Date, Lender shall forbear from collecting and Borrower shall not be required to pay to Lender the monthly payment of Seventeen Thousand Thirty-Eight Dollars and 33/100 ($17,038.33) as set forth in Section 2 under the Agreement to Execute Guaranty; provided, however, that this agreement to forbear shall not limit, modify or release any rights of Lender or obligations of Borrower under the Agreement to Execute Guaranty.

     3.2 ADDITIONAL ADVANCE. Provided that no Event of Default or any condition that with notice or the passage of time or both would give rise to an Event of Default then exists hereunder, Lender shall upon the satisfaction of all of the conditions set forth below, make the Additional Advance to Borrower as set forth herein.

            (a) COST ADVANCE. As used herein, the term "Cost Advance" means the amount of up to One Hundred Thousand Dollars ($100,000) to be disbursed by Lender as provided herein. As of the Effective Date, Lender has incurred attorneys' fees and costs and other expenses associated with the transaction evidenced by the Loan Documents that have not been reimbursed by Borrower in an amount that exceeds the Cost Advance. On the Effective Date, the amount of the Cost Advance shall be included in the outstanding balance of the Loan. Borrower shall pay all other costs and expenses incurred by Lender in excess of the Cost Advance as provided in SECTION 2.4 hereof.

            (b) CANNERY ROW LETTER OF CREDIT. At the request of Borrower on or before the Closing Date, Lender shall, at the sole cost and expense of Borrower, obtain the Cannery Row Letter of Credit to be delivered to Cannery Row on the Closing Date pursuant to the provisions of paragraph 4 of the Cannery Row Settlement. So long as the Cannery Row Letter of Credit is outstanding and unexpired, the amount of the Aetna Advance (as defined below) shall be reduced in the face amount of the Cannery Row Letter of Credit. In the event that the Cannery Row Letter of Credit is drawn by Cannery Row, requiring Lender to reimburse the issuing bank in the amount of such draw, the amount of such payment by Lender shall be added to the principal balance of the Loan and the amount of the Aetna Advance (as defined below) shall be permanently reduced in such amount.

            (c) AETNA ADVANCE. Subject to the satisfaction of the following terms and conditions in a manner acceptable to Lender, and any reduction thereof so long as the Cannery Row Letter of Credit is outstanding as provided above, Lender shall disburse an amount not to exceed Three Million Dollars ($3,000,000) to Aetna (the "Aetna Advance") in payment of the outstanding balance of Aetna's loan to Borrower secured by the Aetna Deed of
Trust:

                     (i) the concurrent reconveyance of the Aetna Deed of Trust; and

                     (ii) Delivery of written confirmation by Cannery Row to Lender that all conditions to the effectiveness of the Cannery Row Settlement and all provisions permitting the rescission or termination of the Cannery Row Settlement, including, but not limited to, the provisions of paragraphs 4, 6, 7, 8, 10, 11, and 13 thereof, have been satisfied in full, waived, or expired, such that the Cannery Row Settlement is fully effective and that no default then exists thereunder.

Upon the satisfaction of all of the foregoing conditions and the repayment of the Aetna Loan, any funds remaining undisbursed with respect to the Aetna Advance shall be added to the amount of the Special Capital Reserve to be disbursed by Lender with respect to Borrower's obligations relating to the monthly deposit of the Capital Reserve Amount, pursuant to the provisions of
SECTION 3.2(C) below and the Capital Reserve Agreement.

            (d) SPECIAL CAPITAL RESERVE. Lender shall disburse portions of the Special Capital Reserve into an account of Borrower to be held and applied as provided in the Capital Reserve Agreement.

     3.3 PAYMENT OF LOAN. The Loan shall be paid by Borrower to Lender as provided in the Note. In addition, on the twenty-fifth (25th) Business Day after the end of Borrower's Fiscal Year until the Loan is paid in full, Borrower shall make a principal payment to Lender in the Principal Payment Amount, which payment shall be accompanied by a written statement of Borrower setting forth the calculation of the Principal Payment Amount, and such other supporting documentation evidencing such calculation as may be requested by Lender. The Principal Payment Amount is expected to be Zero Dollars ($0.00) for Borrower's Fiscal Year for 1995, but shall be not less than Two Hundred Fifty Thousand Dollars ($250,000) for Borrower's Fiscal Year for 1996, Five Hundred Thousand Dollars ($500,000) for Borrower's Fiscal Year for 1997, One Million Two Hundred Thousand Dollars ($1,200,000) for Borrower's Fiscal Year for 1998, and One Million Seven Hundred Thousand Dollars ($1,700,000) for Borrower's Fiscal Year for 1999. Borrower intends to pay all Deferred Interest (as defined in the Note) on an annual basis as provided in the Annual Operating Budget, which payments may be made at the option of Borrower or added to the principal balance of the Loan as provided in the Note; provided, however, that if Borrower elects not to make such Deferred Interest payment to Lender during any Fiscal Year of Borrower, all amounts budgeted for such payments shall be paid to Lender as part of the next Principal Payment Amount due. In addition to the forgoing, Borrower shall make principal payments to Lender as provided in SECTION 4.15 hereof upon any sale of the Palmilla Lots. Lender acknowledges that as of the Effective Date, it has received funds in the amount of Two Million Fifty Thousand Three Hundred Eighty-One Dollars and 41/100 ($2,050,381.41) in proceeds from the sale of the SunBurst Property. Lender shall apply such proceeds as a principal reduction of the balance of the Loan as of the Effective Date.


                                    ARTICLE 4

                              AFFIRMATIVE COVENANTS

     As a material inducement to Lender in executing this Agreement, Borrower covenants that so long as any Obligations or Indebtedness (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender hereunder or under any Loan Documents remain outstanding, and until payment in full of the Note, Borrower shall perform each of the covenants set forth below, the performance of each of which is considered material to the parties.

     4.1 PUNCTUAL PAYMENTS. Borrower shall timely pay the interest and principal of the Note and the Price Loan Documents, together with all amounts due under this Agreement and the Cannery Row Settlement, at the times and places and in the manner specified therein and the Annual Operating Budget.

     4.2 ACCOUNTING RECORDS. Borrower shall maintain adequate books and accounts as may be required or necessary to permit the preparation of the financial statements required hereunder in accordance with both sound business practices and generally accepted accounting principles consistently applied, and shall permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books, records, and any underlying financial records supporting such books and records, and to inspect the properties of Borrower.

     4.3    FINANCIAL STATEMENTS.  Borrower shall furnish Lender:

            (a) Not later than one hundred twenty (120) days after and as of the end of each Fiscal Year of Borrower, an audited consolidated financial statement of Borrower, to include all exhibits required by generally accepted accounting principles prepared by certified public accountants acceptable to Lender and Borrower;

            (b) Not later than thirty (30) days after and as of the end of each quarter of Borrower's Fiscal Year, a financial statement prepared by Borrower and satisfactory to Lender, to include a balance sheet, statement of cash flow, and operating statements;

            (c) Not later than the twenty-fifth (25th) day of each calendar month, a financial statement prepared by Borrower and satisfactory to Lender, to include a balance sheet, statement of cash flow, and a monthly operating statement for the previous calendar month and a current accounts payable aging schedule with respect to Borrower;

            (d) Not later than sixty (60) days before the end of each of Fiscal Year of Borrower, beginning with Borrower's Fiscal Year for 1995, an Annual Operating Budget for the next Fiscal Year of Borrower that is materially consistent with the applicable portion of the Projected Operating Budget, for review and approval by Lender, which Annual Operating Budget, once approved by Lender in its sole discretion, shall supplement the Annual Operating Budget under this Agreement;

            (e) Not later than sixty (60) days before the end of each Fiscal Year of Borrower, an updated Capital Repair Schedule for the upcoming Fiscal Year of Borrower for review and approval by Lender in its sole discretion;

            (f) From time to time upon request by Lender, a certificate of compliance with this Agreement in a form provided by Lender signed by the President and Chief Financial Officer of Borrower; and

            (g) From time to time such other information as Lender may reasonably request.

All financial statements delivered in accordance with this SECTION shall be presented in a format consistent with the Annual Operating Budget and shall include a comparison to the applicable period of the Annual Operating Budget and shall include explanatory notes detailing any significant variance from the applicable period of the Annual Operating Budget as requested by Lender. Borrower and Lender shall meet on a monthly basis throughout the term of the Loan at a mutually acceptable time and place, to review the financial statements and other information to be delivered by Borrower as provided in this SECTION. With respect to the Capital Repair Schedule, Lender shall not unreasonably withhold its consent to changes to the Capital Repair Schedule proposed in writing by Borrower that do not result in a change to the overall amounts budgeted for capital repairs that are necessitated by a change in circumstances that were not reasonably foreseeable to Borrower at the time the Capital Repair Schedule was prepared. In addition, in the event of an emergency where it is not reasonably possible to obtain Lender's prior consent, Borrower may expend amounts for a capital repair purpose not identified in the Capital Repair Schedule, so long as Borrower gives Lender prompt written notice thereof. In connection with the financial reporting requirements of Borrower set forth in this SECTION 4.3, Borrower shall retain Don Stephenson of Global Hospitality or, at the request of Lender, such other financial advisor as may be designated by Lender, at the sole cost and expense of Borrower, to act as an independent consultant to review the foregoing financial statements and related books and records, inspect the Hotel and the application of the Special Capital Reserve and the completion of items under the Capital Repair Schedule, and such other monitoring purposes as may be required by Lender from time to time, and to report to Lender at its request with respect to such review, inspection, and monitoring. Borrower shall enter into a services agreement with Mr. Stephenson or such other advisor designated by Lender, which shall provide for the performance of the foregoing services at a cost of no more than Sixty Thousand Dollars ($60,000) per year, which agreement shall be provided to Lender for its review and approval.

     4.4 EXISTENCE, COMPLIANCE WITH LAW. Borrower shall preserve and maintain its existence and all of its licenses, permits, governmental approvals, rights, privileges and franchises; conduct its business in a manner consistent with ordinary and sound business practices applicable to Borrower's regular business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence; and comply with the requirements of all applicable Laws, rules, regulations, orders of any governmental authority including without limitation any law, statute, ordinance, or regulation pertaining to health, safety, industrial hygiene, or the environment, existing as of the date of this Agreement or hereafter enacted and as amended from time to time and comply with all requirements for the maintenance of Borrower's insurance, licenses, permits, governmental approvals, rights, privileges and franchises. Borrower shall also comply in all respects with the requirement of the Internal Revenue Code and ERISA with respect to all "employee benefit plans" maintained for its employees, as defined in SECTION 3 of ERISA and furnish to Lender, promptly upon Lender's request therefor, such information concerning any such employee benefit plan as may be reasonably requested by Lender.

     4.5 INSURANCE. As further provided in the Deed of Trust, Borrower shall maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to Borrower's on all real and personal property owned or leased by Borrower, including but not limited to fire, extended coverage, public liability, property damage and worker's compensation, carried in companies and in amounts satisfactory to Lender, naming Lender as loss payee. Borrower shall deliver to Lender from time to time at Lender's request schedules setting forth all insurance then in effect, including loss payee endorsements.

     4.6 OPERATIONS AND MAINTENANCE OF HOTEL. Borrower shall operate the Hotel and related Collateral continuously throughout the term of the Loan only as a hospitality property of the type, class and quality such as existed as of the Effective Date and shall not cause, suffer or permit the cessation of operation or diminution or deterioration of the quality thereof. Borrower shall constantly maintain, preserve, protect, renew, replace and keep in a first-class condition the Hotel and all personal property useful and necessary for the proper operation of the Hotel and in a manner consistent with the Annual Operating Budget, the Capital Repair Schedule and the Capital Reserve Agreement; provided, however, that except with respect to the door lock and fire sprinkler systems, which shall be completed by Borrower by the specified dates, the times for performance set forth in the Capital Repair Schedule are for informational purposes only and Borrower shall not be in default hereunder for failure to complete such repairs within such time periods, so long as Borrower complies with the general standards set forth in this Section. Borrower shall not diminish in any respect or materially alter the Improvements (including landscaped and recreation areas) or the on-site paved parking area and/or structures or erect any new structures of any kind or addition to existing buildings or other structures on the Real Property without the prior written consent of Lender, which consent may be granted or withheld in Lender's sole discretion. The overall management and operation of the Hotel by Borrower shall be supervised by C. Terry Brown and Borrower shall not retain a management company for the Hotel and related Collateral without the prior written consent of Lender.

     4.7 TAXES AND OTHER LIABILITIES. Borrower shall reserve for, pay when due, and discharge when due any and all Debt, indebtedness, obligations, assessments and taxes, both real or personal and including federal and state income taxes, and insurance obligations under the Deed of Trust, and shall at all times comply with the terms, requirements, except such as Borrower may in good faith contest or as to which a bona fide dispute may arise, provided provision is made to the satisfaction of Lender for eventual payment thereof in the event that it is found that the same is an obligation or Debt of Borrower; provided that Lender is provided with prompt written notice of any such dispute that may arise.

     4.8 LITIGATION. Borrower shall promptly give notice in writing to Lender of any litigation or any proceeding before any governmental or regulatory agency pending, threatened against or effecting Borrower in excess of One Hundred Thousand Dollars ($100,000), of which Borrower has actual knowledge.

     4.9 FINANCIAL CONDITION. Borrower shall operate the Hotel and maintain its finances with respect thereto in accordance with the Annual Operating Budget and ordinary and sound business practices. In the event that during any Fiscal Year of Borrower, the amount reflected under the "Net Cash Surplus (Deficit)" line item of Borrower's year end financial statement described in SECTION 4.3(a) hereof is more than Three Hundred Fifty Thousand Dollars ($350,000) below the amount set forth for such line item in the Annual Operating Budget, an Event of Default shall arise hereunder; provided, however, that in the event that Lender determines in its sole discretion based on its review of the Borrower's financial statements for the second half of any Fiscal Year of Borrower to be provided under SECTIONS 4.3(B) or (c) hereof that an Event of Default will arise under this SECTION 4.9, an Event of Default shall arise hereunder.

     4.10 DISCHARGE OF JUDGMENT. Borrower shall provide Lender with notice of and shall thereafter promptly discharge any judgment or levy of any attachment, execution or other process against the assets of Borrower unless the enforcement of the judgment or levy is currently stayed or except as may otherwise be approved in writing by Lender.

     4.11 NOTICE TO LENDER. Borrower shall promptly (but in no event more than five (5) Business Days after the occurrence of each such event or matter) give notice in writing to Lender of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default; (b) any change in the name of Borrower; or (c) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of One Hundred Thousand Dollars ($100,000) in any twelve-month period immediately preceding and including the date of an uninsured or partially insured loss.

     4.12 COMPLIANCE WITH AGREEMENTS, DUTIES AND OBLIGATIONS. Borrower shall promptly and fully comply with all agreements, duties and obligations under any material agreements, indentures, leases or instruments or all of the above to which Borrower is a party, whether such other agreements, indentures, leases or instruments or all of the above are with Lender or another Person.

     4.13 THE RANCH. Borrower shall make no further payments with respect to any Debt or other obligations or expenses associated with the Ranch Property after the date of this Agreement.

     4.14 CANNERY ROW SETTLEMENT. Borrower shall perform all of its obligations under the Cannery Row Settlement, including, but not limited to, proceeding with due diligence to accomplish the transfer of its interest in Lots 24, 25 and 27 of the Palmilla "Pre-paid Interest Lots" (as defined in the Cannery Row Settlement) to Cannery Row as provided therein.

     4.15 SALE OF PALMILLA LOTS AND ADDITIONAL PALMILLA SECURITY. Borrower agrees that an amount equal to any and all sales proceeds paid to Borrower, Guarantor or any affiliate of Borrower with respect to the sale of the Palmilla Lots during the term of the Loan shall be paid to Lender as a principal reduction of the Loan at the time that the Principal Payment Amounts provided for in SECTION 3.3 hereof are paid to Lender. Borrower shall pursue the following actions with all due diligence: (a) the obtaining of a mortgage on the Palmilla Hotel from Palmilla Development Partners and Palmilla San Jose Inmobiliaria, S.A. de C.V. under the Redemption Agreement and Guaranty, both dated March 15, 1991, as the same may be modified or amended ("Redemption Agreement"), to secure its interest under the Palmilla Pledged Documents and shall execute and provide such documents in addition to the Palmilla Pledge Agreement as may be required by Lender to perfect such security interest and to assign a valid security interest therein to Lender; (b) its remedies under the Redemption Agreement with respect thereto; and (c) the modification of the Palmilla Pledged Documents in such a manner as may be required to evidence a valid interest therein in favor of Borrower. Any mortgage or other documentation obtained by Borrower in connection with the foregoing requirements, including any documents assigning to Lender a collateral interest in Borrower's security interests therein, shall be in forms acceptable to Lender. At Lender's request, Borrower shall provide to Lender a legal opinion from counsel acceptable to Lender, with respect to the due execution and enforceability of any such documents.


                                    ARTICLE 5

                               NEGATIVE COVENANTS

     As a material inducement to Lender in executing this Agreement, Borrower further covenants that so long as any Obligations or Indebtedness (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender remain outstanding, and until payment in full of the Note, Borrower will not do any of the acts set forth below without prior written consent of Lender, the compliance with each of which is considered material by the parties.

     5.1 CAPITAL EXPENDITURES. Borrower shall not make any investment in Fixed Assets in any one Fiscal Year of Borrower in excess of the amount specified under the "R & M Capital Reserve" line item of the Annual Operating Budget for the items set forth in the Capital Repair Schedule.

     5.2 LEASE EXPENDITURES. Borrower shall not incur new obligations for the lease or hire of real or personal property requiring payments in any one Fiscal Year of Borrower in excess of Fifty Thousand Dollars ($50,000).

     5.3 OTHER INDEBTEDNESS. Borrower shall not create, incur, assume or permit to exist any Debt or indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except: (i) Indebtedness to Lender incurred under the Loan Documents; (ii) the Price Loan as evidenced by the Price Loan Documents; (iii) liability for income and real property taxes not yet due and payable; (iv) trade payables, other payables, and expense accruals incurred in the aggregate amount specified in the Annual Operating Budget incurred in the ordinary course of Borrower's regular business; and (v) contingent liabilities arising from indebtedness or liabilities resulting from borrowings, loans or advances specified in the Annual Operating Budget. Borrower shall not grant or permit to exist any Lien, attachment or other security interest or encumber or hypothecate any real or personal property described in the Loan Documents or any other of Borrower's assets now or hereafter acquired or any portion of the Collateral except purchase money security interests incurred in the ordinary and necessary course of Borrower's regular business.

     5.4 MERGER; CONSOLIDATION; TRANSFER OF ASSETS. Borrower shall not merge into or consolidate with any corporation or other entity; make any substantial change in the nature of Borrower's business; acquire all or substantially all of the assets of any corporation or other entity; or liquidate, sell, lease, assign, transfer, exchange (whether in one transaction or a series of related transactions), or otherwise dispose of all or substantially all of its assets.

     5.5 GUARANTEES. Borrower shall not guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, or pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other Person.

     5.6 LOANS, ADVANCES, INVESTMENTS. Borrower shall not make in any Fiscal Year of Borrower, loans or advances to or investments in any Person in excess of the amount specified in the Annual Operating Budget.

     5.7 DIVIDENDS, DISTRIBUTIONS. Until the Obligations are satisfied in full, Borrower shall not declare or pay, directly or indirectly, any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding or redeem, retire, purchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding. Borrower has informed Lender that it is required to pay for certain of the shares of its stock acquired in the February 22, 1988 merger of AH MergerCo into Borrower and that such payments shall not exceed the amount of Ninety Thousand Six Hundred Dollars ($90,600.00) or be made to Guarantors or any relative or affiliate of Guarantors. Provided that any such payments are made only in accordance with these terms, and Borrower provides Lender with prompt written notice thereof, Lender's consent shall not be required.

     5.8 SALARIES. Borrower shall not pay during any Fiscal Year of Borrower any salary, bonus or other direct or indirect renumeration to Guarantors, or any consultant, shareholder, or Affiliate of Borrower or any Person related to an Affiliate, shareholder or partner of Borrower, except as specified in the Annual Operating Budget. Notwithstanding the foregoing SECTION 5.8, Borrower shall not pay any salary, bonus or other direct or indirect renumeration to Guarantors during any Fiscal Year of Borrower on an aggregate basis an amount (or value of property) in excess of Three Hundred Seventy-Eight Thousand Dollars ($378,000), which may be increased by no more than Twenty-Eight Thousand Dollars ($28,000) per year on an annual basis during the term of the Loan at the beginning of each Fiscal Year of Borrower.

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     As a material inducement to Lender in executing this Agreement, Borrower makes the following representations and warranties to Lender, each of which are considered material to the parties and shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment of all Indebtedness and the satisfaction and discharge of all Obligations.

     6.1 LEGAL STATUS. Borrower is a corporation duly organized and existing and in good standing under the Laws of the State of Delaware, and is qualified or licensed to do business, and is in good standing as a foreign corporation, if applicable, in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

     6.2 NO VIOLATION. The execution, delivery and performance by Borrower of the Loan Documents are all within Borrower's powers, have been duly authorized by all necessary corporate action, have received all requisite approvals by the federal government and by the governmental authorities in each state in which Borrower does business, do not violate any provision of any Law, or result in a breach of or constitute a default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

     6.3 AUTHORIZATION AND VALIDITY. The Loan Documents and the T&C Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions of this Agreement, will constitute legal, valid and binding agreements of Borrower and/or the other parties (other than Lender) executing such documents, enforceable in accordance with their respective terms.

     6.4 CONTINGENT LIABILITIES. The Contingent Liabilities Schedule is complete in all material respects and represents a true and accurate list of all contingent liabilities of Borrower in excess of One Hundred Thousand Dollars ($100,000).

     6.5 LITIGATION. There are no pending or, to Borrower's actual knowledge, threatened, actions, claims, investigations, suits or proceedings before any governmental authority, court or administrative agency which may materially and adversely affect the financial condition or operation of Borrower other than those heretofore disclosed by Borrower to Lender in writing.

     6.6 CORRECTNESS OF FINANCIAL STATEMENTS. The audited consolidated financial statement of Borrower dated September 30, 1994, heretofore delivered by Borrower to Lender are complete and correct and fairly present the financial condition of Borrower; disclose all liabilities of Borrower, whether liquidated or unliquidated, fixed, contingent or inchoate in accordance with generally accepted accounting principles; and have been prepared in accordance with
generally accepted accounting principles.   As of the dates of such financial
statements, and since such dates, there has been no material adverse change in the condition or operation of Borrower, nor has Borrower mortgaged, pledged or granted a security interest or encumbered any of its assets or properties except as permitted by this Agreement. The Annual Operating Budget, the Projected Operating Budget, and the Capital Repair Schedule, all of which have been prepared by Borrower and provided to Lender, are complete in all material respects and represent a true and accurate budget for the operation of the Hotel and related property. Borrower acknowledges and agrees that Lender has materially relied upon all of the foregoing in entering into this Agreement and agreeing to the financial accommodations contained herein and in the other Loan Documents, including, but not limited to, Borrower's ability to make payments in the amount of the Principal Payments Amounts reflected therein.

     6.7 INCOME TAX RETURNS. Borrower is not now being and has not within a period of seven (7) years prior to the Effective Date been, audited with respect to its income tax filings, and has not received written notification of any proposed or actual assessments or adjustments of Borrower's income tax payable with respect to any year. Borrower has filed all Federal and other tax returns and statements which are required to be filed, and has reserved for and paid when due all taxes and assessments, except such as are being contested in good faith and as to which adequate reserves have been provided.

     6.8 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's Obligations under this Agreement, the Note, or the Loan Documents, to any other obligation or Debt of Borrower.

     6.9 PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, memberships, franchises, contracts and licenses required in and material to Borrower's business and all trademark rights, trade names, trade name rights, and fictitious name rights necessary to enable it to conduct the business in which Borrower is now engaged without conflict with the rights of others.

     6.10 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA, and no "Reportable Event," as defined in ERISA, has occurred and is continuing with respect to any plan initiated by Borrower thereunder.

     6.11 OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as previously disclosed to Lender in writing. Except as approved by Lender in writing, Borrower has not entered into any management or consulting agreements, and no such agreements are contemplated, with any Persons, nor have any management consultants been retained by Borrower with respect to the operation of the Hotel or otherwise.

     6.12 COMPLIANCE WITH LAWS. Borrower has preserved and maintained its existence and all of its licenses, permits, governmental approvals, rights, privileges and franchises; has conducted its business in a commercially reasonable manner; has complied with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence; and, to the best knowledge of Borrower, has complied with the requirements of all applicable Laws, rules, regulations, orders of any governmental authority, including without limitation, any law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or the environment, existing at the date of this Agreement or hereafter enacted and as amended from time to time, and has complied with all regulations for the maintenance of Borrower's insurance, licenses, permits, governmental approvals, rights, privileges and franchises.

     6.13 TITLE TO PROPERTY. Except with respect to Borrower's Interest in the Palmilla Lots, Borrower has good, indefeasible and marketable title to, ownership of, or an interest in the Collateral, free and clear of all liens, claims, security interests, encumbrances and adverse claims, except for (a) those in favor of Lender and Price and (b) liability heretofore disclosed in writing to and approved by Lender; all of the personal property collateral is located at the Real Property and the Deed of Trust and any other security document delivered by Borrower to Lender in connection with the Loan create valid and perfected security interests in the Collateral.

     6.14 OTHER CONDITIONS. There exists no other condition or stated facts or circumstances that would materially, adversely affect Borrower's businesses or prevent Borrower from conducting such businesses after the consummation of the transactions contemplated under this Agreement on a basis no less favorable to Borrower and that in which they have theretofore been conducted.

     6.15 SURVIVAL OF WARRANTIES AND REPRESENTATIONS. Borrower agrees that all representations and warranties contained in this Agreement and the other Loan Documents shall be true as of the Effective Date, and shall survive the execution, delivery and acceptance hereof and thereof by the parties thereto and the closing of the transactions described herein and therein or related thereto and shall remain in full force and effect until payment of the Loan in full.

                                    ARTICLE 7

                                EVENTS OF DEFAULT
                                -----------------

     7.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute a "Default," and upon the expiration of any period for cure set forth below, or if no such cure period is specified, shall constitute an "Event of Default" under this Agreement:

            7.1.1 Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under this Agreement, the Note, or any other Loan Document within three (3) Business Days of the date any such payment is due; provided, however, such grace period shall not be applicable if the failure to timely pay any amount due hereunder results in the forfeiture of any interest of Borrower or Lender with respect thereto;

            7.1.2 Borrower shall fail to cure any default arising under the Aetna Deed of Trust or any obligation secured thereby, the Price Loan Documents, the Cannery Row Settlement, or the Wells Fargo Settlement, whether monetary or non-monetary, or as provided herein, within the period for cure specified therein or any of the foregoing shall be rescinded, set aside, or shall otherwise become unenforceable;

            7.1.3 Any representation or warranty made by Borrower hereunder shall prove to be at any time incorrect in any material respect;

            7.1.4 Borrower fails to deliver the financial statements required under SECTION 4.3 hereof or fails to satisfy the requirements of SECTION 4.9 hereof;

            7.1.5 Borrower fails to comply with any of the negative covenants set forth in ARTICLE 5 hereof;

            7.1.6 (a) C. Terry Brown ceases to be active in the business of the Borrower and primarily responsible for the management and operation of the Hotel ceases to be the President of Borrower, or (b) upon the death of C. Terry Brown, Borrower fails to appoint a manager or management company acceptable to Lender in its sole discretion within thirty (30) days thereafter;

            7.1.7 Unless another period for cure is provided hereunder, Borrower shall fail to observe or perform any other Obligation, agreement or other provision contained herein or in any of the Loan Documents, if such Default is not cured within thirty (30) days from the giving of notice of Default to Borrower by Lender (or, if in Lender's sole discretion Lender reasonably believes that such failure cannot be corrected within said thirty
(30) days but it can be cured, in Lender's sole opinion within a reasonable time thereafter, then such failure to cure within thirty (30) days shall not be an Event of Default, and Lender shall not exercise its rights hereunder, if Borrower promptly commences to cure such failure and diligently pursues the same to completion and does in fact cure the same within the time period determined by Lender to be reasonable, but in no event shall such period for cure be greater than one hundred twenty (120) days);

            7.1.8 Except as may otherwise be approved by Lender in its sole discretion, Borrower shall fail immediately to pay and discharge any judgment or levy of any attachment, execution or other process in excess of One Hundred Thousand Dollars ($100,000) in the aggregate against any assets of Borrower, and such judgment shall not be satisfied, or such levy or other process shall not be removed within twenty (20) days after the entry or levy thereof, (excluding any days when such judgment or levy or other process is stayed), or at least five
(5) days prior to the time of any proposed sale under any such judgment or levy;

            7.1.9 Borrower or Guarantors shall suspend the transaction of business, become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay their debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or Guarantors shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect, or any involuntary petition or proceeding pursuant to Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or Guarantors or Borrower or Guarantors shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition, or Borrower or Guarantors shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors;

            7.1.10 Either the dissolution or liquidation of Borrower, or the taking of an action by the directors or shareholders of Borrower to effect the dissolution or liquidation of Borrower;

            7.1.11 The filing by the United States Internal Revenue Service or any other governmental agency of any claim or action against Borrower's assets unless such claim or action is being contested in good faith and subject to the maintenance of adequate reserves for such purpose;

            7.1.12 The revocation or purported revocation of the Guaranty by the Guarantors or any of them or any default or breach under the Guaranty;

            7.1.13 The revocation or purported revocation of the T&C, Inc. Guaranty by T&C, Inc. or the occurrence of an event of default by any party under the T&C, Inc. Documents; or

            7.1.14 An uncured default or event of default shall exist under any Loan Document.

     7.2 REMEDIES. If an Event of Default shall occur, under this Agreement, the Note, or any other Loan Document, the Obligations, including without limitation the Indebtedness, shall at Lender's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; and Lender shall have all rights, powers and remedies available under the Loan Documents, or accorded by Law, including without limitation the right to resort to any or all security for the Loan and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable Law, all of which rights, powers and remedies may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default. All rights, powers and remedies of Lender in connection with any of the Loan Documents on which Borrower may be obligated to Lender (or any holder of the Note) are cumulative and not exclusive and shall be in addition to any other rights, powers or remedies provided by Law or equity, including without limitation the right to set off any liability owing by Lender to Borrower (including any sums deposited in any impound account of Borrower with Lender) against any liability of Borrower to Lender.

                                    ARTICLE 8

                                  MISCELLANEOUS
                                  -------------

     8.1 RELEASE OF CLAIMS. Borrower acknowledges and agrees that as of the Effective Date, none of the obligations under the Loan Documents are subject to any right of offset, defense or counterclaim of any kind or nature whatsoever. Borrower, on behalf of itself and its legal representatives, successors and assigns, hereby fully and forever waive, release, acquit, and discharge Lender and TPC, and their respective legal representatives, parent corporations, affiliates, predecessors-in-interest, successors-in-interest, agents, attorneys, assigns, shareholders, officers, and directors (collectively, "Releasees"), of and from any and all liabilities, claims, demands, defenses, actions, causes of action, rights (contingent, accrued, inchoate, or otherwise), or whatsoever kind and nature (collectively, "Claims"), known or unknown, which Borrower may now or hereafter have against any Releasee, existing or occurring prior to or as of the execution and delivery of this Agreement by Lender and Borrower, and which in any way, directly or indirectly, relate to, result from or arise out of the Loan Documents or the Original Loan Documents or the transactions related thereto or contemplated thereunder, including, without limitation, any Claims relating to, resulting from or arising out of the making, funding, administration, or collection of the loans made thereunder by any Relessee or any lender liability claims. In connection with the foregoing release, Borrower hereby waives any and all rights which exist or may exist under Section 1542 of the California Civil Code and any other comparable provisions or principals of state or Federal law, or the common law. Civil Code Section 1542 provides:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

It is understood and agreed that the release set forth herein is a full and final release of any and all Claims of every nature and kind whatsoever arising out of the facts and circumstances described herein and that the foregoing release extinguishes all such Claims whether known, unknown, foreseen or unforeseen. Borrower understands and acknowledges the significance and consequences of this specific waiver of California Civil Code Section 1542 and any other comparable provision or principal of State or Federal law, or the common law, and hereby assume full responsibility for any injuries, damages, losses or liabilities that any of them may hereafter incur by virtue of this waiver.

     8.2 WAIVER. No delay, failure or discontinuance of Lender, or any holder of the Note, in exercising any right, power or remedy under the Loan Documents on which Borrower may be obligated to Lender (or any holder of the Note) shall affect or operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender, or any holder of the Note, of any breach of or default under any of the Loan Documents on which Borrower may be obligated to Lender (or any holder of the Note) must be in writing and shall be effective only to the extent set forth in such writing.

     8.3 NOTICES. All notices, requests and demands given to or made upon any party hereto must be in writing and shall be deemed to have been given or made when personally delivered, when actually received by first class or certified mail addressed as follows or when delivery of certified mail addressed as follows is attempted and delivery is refused:

     Borrower:

          Atlas Hotels, Inc.
          500 Hotel Circle North
          San Diego, CA  92108
          Attn:  Mr. C. Terry Brown

     With a copy to:

          Weiss, Scolney,  Spees, Danker & Shinderman
          10100 Santa Monica Boulevard, Suite 1095
          Los Angeles, CA  90067
          Attn:  Ashleigh A. Danker, Esq.

     Lender:

          Price Enterprises, Inc.
          4649 Morena Boulevard
          San Diego, CA  92117
          Attn:  Mr. Daniel T. Carter

     And:

          Price Enterprises, Inc.
          4649 Morena Boulevard
          San Diego, CA  92117
          Attn:  Robert M. Gans, Esq.

     With a copy to:

          Luce, Forward, Hamilton & Scripps
          600 West Broadway, Suite 2600
          San Diego, CA  92101
          Attn:  Marjorie J. Floyd, Esq.

or to such other address as any party may designate by written notice to all other parties.

     8.4 COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower agrees to reimburse Lender immediately upon demand for all costs and expenses of Lender incurred in connection with the preparation, execution, amendment, and delivery of the Loan Documents, and with the transactions contemplated by the Loan Documents, including, but not limited to, fees of counsel for Lender. Borrower also agrees to pay immediately upon demand and to hold Lender harmless from and against any liability for, any and all losses, liabilities, damages, claims, suits, expenses, fees and costs, including but not limited to, court costs and attorneys' fees arising out of Lender's entering into or carrying out the terms and conditions of this Agreement or any other Loan Document, and any and all documentary fees, recording fees and taxes, if any, which may be assessed in connection with the execution and delivery of the Loan Documents. Borrower will reimburse Lender immediately upon demand for all costs and expenses, including reasonable attorneys' fees, expended or incurred by Lender in the enforcement of this Agreement (whether or not an action is brought thereon), in actions for declaratory relief in any way related to this Agreement, in the collection of any sum which becomes due to Lender under any of the Loan Documents, in the protection, preservation or enforcement of any rights of Lender in connection with any Liens granted by Borrower to Lender to secure the Indebtedness or Obligations, or in the enforcement of any judgment or order filed or issued with respect to such actions. Such fees shall include, but not be limited to, fees and costs incurred in connection with any proceeding under the Bankruptcy Code, or any creditor's suits, third party claims or bonds, or all of the above, related thereto, appearing at and preparing for third party examinations, and preparation of garnishee's memorandum. Until paid to Lender, all such sums will bear interest from the date billed at the rate of ten percent (10%) Per Annum.

     8.5 SUCCESSORS AND ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties; provided however, that neither this Agreement nor any rights or obligations hereunder may be assigned by Borrower without the prior written consent of Lender, which consent will may be withheld in Lender's sole and absolute discretion. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits under any of the Loan Documents. In connection therewith Lender may, subject to an agreement of confidentiality from the recipient thereof, disclose all documents and information which Lender now has or may hereafter acquire relating to the Loan or the Note, Borrower or its business, any guarantor of any of the Loan or the business of any such guarantor, or any Collateral.

     8.6 ENTIRE AGREEMENT; AMENDMENT. The Loan Documents executed by Borrower as required by this Agreement constitute the entire agreement between Borrower and Lender; supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof; and may be amended or modified only by a written instrument executed by each party hereto.

     8.7 TIME. Time is of the essence of each and every provision of the Loan Documents.

     8.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     8.9 CALIFORNIA LAW APPLICABLE. The Loan Documents shall be governed by and construed in accordance with the laws of the State of California.

     8.10 JURISDICTION. The parties hereto agree and intend that the proper and exclusive forum for any litigation of any disputes or controversies arising out of or related to this Agreement shall be the United States District Court for the Southern District of California or the Superior Court of the State of California for the County of San Diego. In the event Borrower commences or maintains any action arising out of or related to this Agreement in a forum other than the Superior Court of the State of California for the County of San Diego or the United States District Court for the Southern District of California, Lender shall be entitled to request a dismissal of such action and Borrower shall stipulate that such action shall be dismissed. Notwithstanding the foregoing, the parties agree that, with respect to Collateral given by Borrower to Lender located in states other than California, Lender shall be entitled to commence actions in such states against Borrower or other Persons for the purpose of seeking provisional remedies, including by way of illustration, but not limited to, actions for claim and delivery, or for injunctive relief or appointment of a receiver, or actions to foreclose upon security interests or Liens given by Borrower to Lender.

     8.11 VENUE; INCONVENIENT FORUM. Borrower hereby irrevocably waives any objection which it now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to any of the Loan Documents brought before the Superior Court of the State of California for the County of San Diego or in the United States District Court for the Southern District of California, and any objection on the ground that any action or proceeding brought in such forum has been brought in an inconvenient forum.

     8.12 SURVIVAL OF REPRESENTATIONS; COVENANTS. Representations, warranties, conditions, covenants and other terms herein shall survive the execution hereof and shall continue in full force and effect until full and final payment of all Indebtedness hereunder and the satisfaction of all Obligations.

     8.13 HEADINGS. Descriptive headings used herein are used for convenience only and shall not be deemed to affect the meaning or construction of any provisions hereof.

     8.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one of the same instrument. This Agreement shall become effective upon receipt by Lender of at least one counterpart executed by each of the parties hereto.

     8.15 ASSURANCES. Borrower will promptly provide to Lender all such documents, instruments, further assurances and other materials as Lender may reasonably request, and shall, at its own expense, execute, file and record all such financing statements, memoranda of leases, and other documents and instruments, and perform such other acts as may be necessary or desirable to carry into full effect the transactions contemplated herein and to preserve and perfect or give notice of Lender's interest under the Loan Documents and in the Collateral.

     8.16 WAIVERS BY BORROWER. BORROWER WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND WAIVES ANY RIGHT TO REQUIRE LENDER AT ANY TIME TO PURSUE ANY REMEDY IN LENDER'S POWER WHATSOEVER. BORROWER

ALSO HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2822, UPON THE PAYMENT OF ANY

OBLIGATION IN CONNECTION WITH THE LOAN, TO DESIGNATE THAT ANY PORTION OF ANY OBLIGATION HAS BEEN SATISFIED AS A RESULT OF SUCH PAYMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


BORROWER:                                  LENDER:

ATLAS HOTELS, INC., a Delaware             PRICE ENTERPRISES, INC.,  a Delaware
corporation                                corporation


By:___________________________             By:___________________________
   Its:_______________________                Its:_______________________


By:___________________________             By:___________________________
   Its:_______________________                Its:_______________________